UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 13, 2005

                                   IPEX, Inc.
             (Exact name of registrant as specified in its charter)

            Nevada                  000-50774              41-2052984
 (State or Other Jurisdiction    (Commission File       (I.R.S. Employer
      of Incorporation)              Number)         Identification Number)

             9255 Towne Centre Drive, Suite 235, San Diego, CA 92121
               (Address of principal executive offices) (zip code)

                                 (858) 720-8000
              (Registrant's telephone number, including area code)

                                   Copies to:
                               Marc J. Ross, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item  1.01 Entry into a Material Definitive Agreement.

      On July 13, 2005, IPEX, Inc. (the "Company") entered into an employment agreement with Gerald Beckwith under which, beginning August 15, 2005, Mr. Beckwith will serve as Chairman and Chief Executive Officer of the Company. The term of the employment agreement is for 36 months from August 15, 2005 and will automatically renew for successive 12-month periods unless earlier terminated. Mr. Beckwith's annual base compensation (the "Base Compensation") consists of:
(a) $275,000 cash; and (b) $200,000 of restricted shares of the Company's common stock. In addition, Mr. Beckwith will receive options to purchase an aggregate of 3,500,000 shares of the Company's common stock with an exercise price equal to the volume weighted average price of the Company's common stock for the 60 trading days prior to July 13, 2005 and with an expiration date of August 15, 2015. The stock options will vest one-third each year beginning August 15, 2005. Mr. Beckwith is also eligible to receive restricted stock, stock options and bonuses from time to time as determined by the Board of Directors. Mr. Beckwith has the right to terminate the employment agreement at any time for any reason during the employment term. Mr. Beckwith may also terminate the agreement for cause if he delivers to the Board of Directors written notice of a grievance or dispute in connection with his employment and the Board does not take reasonable steps to remedy such a grievance or dispute to Mr. Beckwith's satisfaction within 30 days after receipt of notice. If Mr. Beckwith terminates the employment agreement without cause, he is entitled only to accrued Base Compensation through the termination date plus any accrued vacation or bonuses and any vested options. If Mr. Beckwith terminates the agreement for cause, he is entitled to all accrued Base Compensation through the termination date, plus any accrued vacation or bonuses, and any vested options, and, as severance compensation, an amount equal to six months of Base Compensation. The Company may terminate the employment agreement at any time for any reason after the initial term upon delivery of 90 days' prior written notice of such termination. The Company may also terminate the agreement for cause (as defined in the employment agreement) at any time. If the Company terminates the employment agreement with cause, Mr. Beckwith is entitled only to accrued Base Compensation through the termination date plus any accrued vacation or bonuses and any vested options. If the Company terminates the employment agreement without cause, Mr. Beckwith is entitled to: (a) all accrued Base Compensation through the termination date plus any accrued vacation or bonuses; (b) as severance compensation, an amount equal to the greater of (i) 18 months of Base Compensation, or (ii) his Base Compensation for the remaining employment term of the agreement; (c) continued health insurance benefits until the greater of (i) 18 months, or (ii) such time as Mr. Beckwith acquires health insurance benefits provided by another employer; and (d) all granted stock options, which will become immediately vested.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      Effective July 13, 2005, Mr. Beckwith will serve as Chairman and Chief Executive Officer of the Company. Also effective July 13, 2005, Milton "Todd" Ault, III will resign as interim Chief Executive Officer of the Company and Russell Ingledew will resign as Acting President of the Company. Mr. Ault will remain a director of the Company and Mr. Ingledew will continue as Chief Financial Officer of the Company.

      Mr. Beckwith has been a director of the Company since April 19, 2005. Mr. Beckwith served as Chief Operating Officer of Savi from January 5, 2004 until June 30, 2005. From 1991 to 2000, Mr. Beckwith held various executive management positions at QUALCOMM, most recently as President of the company's Wireless Systems Division. While at QUALCOMM, Mr. Beckwith was responsible for QUALCOMM commercial product developments, including Code Division Multiple Access (CDMA), OmniTRACS, and VSAT products. As President of the Wireless Systems Division, Mr. Beckwith headed up the division that managed, the Infrastructure and Globalstar business units, and was responsible for operations, sales, marketing, production and development of CDMA base stations, cell sites, Globalstar Gateways and handsets for domestic and international markets

      There was no transaction involving an amount exceeding $60,000 during the last two years, or any such proposed transactions, to which the Company was or is to be a party, in which Mr. Beckwith had or is to have a direct or indirect material interest. There are no family relationships between Mr. Beckwith and the Company's directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.

Item 9.01 Financial Statements and Exhibits.

(c)   Exhibits

Exhibit
Number                                       Description
--------------------------------------------------------------------------------
10.1                 Employment Agreement of Gerald Beckwith dated July 13, 2005


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                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          IPEX, Inc.


Dated: July 18, 2005                      By:  /s/ Milton Ault
                                              --------------------------------
                                          Name:    Milton "Todd" Ault, III
                                          Title:   Chief Executive Officer